Exhibit 99.1

Equity One, Inc. 1696 NE Miami Gardens Drive North Miami Beach, FL 33179 305-947-1664	For additional information at the Company: Howard Sipzner, EVP and CFO Media Contact: David Schull 305-446-2700

FOR IMMEDIATE RELEASE:

Equity One Reports an 11.1% Increase in Second Quarter 2004 FFO per Share

NORTH MIAMI BEACH, FL, July 27, 2004 – Equity One, Inc. (NYSE:EQY), an owner, developer and operator of community and neighborhood shopping centers located predominantly in high growth markets in the southern United States, announced today its financial results for the three and six month periods ended June 30, 2004. The financial highlights are as follows, with all per share amounts presented on a fully diluted basis:

Second Quarter 2004 Highlights

•	Increased Funds from Operations (“FFO”) 26.4% to $28.3 million in 2004 from $22.4 million in 2003 and increased FFO per diluted share 11.1% to $0.40 in 2004 from $0.36 in 2003;

•	Achieved a 2.5% increase in same property net operating income (“NOI”) and an overall NOI margin of 74.1%;

•	Increased the average rental rate by 4.2% to $13.87 per square feet on 103 lease renewals aggregating 206,517 square feet;

•	Executed 101 new leases totaling 412,783 square feet at an average rental rate of $10.77 per square foot, representing a 3.5% spread for new leases versus lost leases under 10,000 square feet;

•	Increased the occupancy rate in the stabilized core portfolio to 92.5% from 91.8% at March 31, 2004;

•	Acquired 4 properties totaling $72.4 million, adding over 515,000 square feet of gross leasable area;

•	Sold one non-core property for $6.0 million, generating a $483,000 loss on sale; and

•	Completed and leased $11.2 million worth of development projects with an incremental yield in excess of 12.0% on cost.

YTD 2004 Highlights

•	Increased Funds from Operations 39.2% to $55.2 million in 2004 from $39.7 million in 2003 and increased FFO per diluted share 9.9% to $0.78 in 2004 from $0.71 in 2003;

•	Achieved a 2.2% increase in same property net operating income and an overall NOI margin of 74.1%;

•	Increased the rental rate by 4.3% to $13.19 per square foot on 185 lease renewals aggregating 451,912 square feet;

•	Executed 210 new leases totaling 951,045 square feet at an average rental rate of $10.26 per square foot, representing an 81.9% spread for new leases versus lost leases of greater than or equal to 10,000 square feet and a 2.0% spread for leases under 10,000 square feet;

•	Increased the occupancy rate in the stabilized core portfolio to 92.5% from 91.6% at December 31, 2003;

•	Raised $200 million in an unsecured debt offering with a yield of 3.902%, of which $100 million was swapped to a floating rate of 6 month LIBOR in arrears plus 0.4375%;

•	Acquired 10 properties totaling $180.2 million, adding over 1.3 million square feet of gross leasable area;

•	Sold two non-core properties for $12.6 million, generating a $1.6 million gain on sale; and

•	Completed and leased $39.4 million worth of development projects with an incremental yield in excess of 11.0% on cost.

“We are very pleased with our quarter and year to date performance,” stated Chaim Katzman, Chairman and Chief Executive Officer of Equity One. “Since January 1, 2004 and including two property sales in July, we have closed over $180 million of acquisitions, sold over $32 million of non-core assets generating in excess of $9 million of gains on sale and completed approximately $40 million of developments and redevelopments. Robust leasing and renewals of both anchor and in-line space have resulted in over 390,000 square feet of net absorption in the first six months of 2004 and core portfolio occupancy of 92.5%. We are financially well-positioned with less than 25% drawn on our credit facilities, only 18% of our debt exposed to floating rates, just under a 42% debt to total market capitalization ratio and interest coverage of 3.3 times in the most recent quarter. Our acquisition, sales, development, property management, leasing and capital markets activities have produced a significant strengthening of our company. We are optimistic about our future prospects, and hope to deliver superior results for our stockholders, debt providers and other constituencies.”

FINANCIAL OVERVIEW

For the three months ended June 30, 2004, FFO increased 26.4% to $28.3 million from $22.4 million for the comparable period in 2003. FFO per diluted share increased 11.1% to $0.40 in the second quarter of 2004 from $0.36 in the second quarter of 2003. Net income in the second quarter of 2004 increased 13.4% to $18.5 million from $16.4 million in the second quarter of 2003. Net income per diluted share for the second quarter was $0.26 in both 2004 and 2003. Total rental revenues in the second quarter of 2004 increased 21.9% to $56.4 million from $46.3 million in the second quarter of 2003.

The quarter ended June 30, 2004 included a $483,000 loss on the sale of real estate while the quarter ended June 30, 2003 included a $1.4 million gain on the sale of real estate.

For the six months ended June 30, 2004, FFO increased 39.2% to $55.2 million from $39.7 million for the comparable period of 2003. FFO per diluted share increased 9.9% to $0.78 in the first six months of 2004 from $0.71 for the comparable period in 2003. Net income for the first six months of 2004 was $38.8 million, or $0.55 per diluted share, compared with $28.7 million in the first six months of 2003, or $0.52 per diluted share. Total rental revenues in the first six months of 2004 increased 33.6% to $109.5 million from $82.0 million in the first six months of 2003.

The six months ended June 30, 2004 included a $1.6 million gain on sale of real estate while the six months ended June 30, 2003 included a $1.9 million gain on sale of real estate. The first six months of 2003 include the activity of the former IRT Property Company commencing on February 12, 2003, the date we completed our merger with IRT.

At June 30, 2004, our fully diluted market capitalization totaled $2.2 billion. We had $933.5 million of total debt (excluding any unamortized fair market premium/discount and net of cash), resulting in debt to total market capitalization of 41.8% and debt to gross real estate cost and securities investments of 49.6%.

PORTFOLIO OVERVIEW

As of June 30, 2004, our stabilized core portfolio was 92.5% occupied, up from 91.8% at March 31, 2004, 91.6% at December 31, 2003 and 88.7% at June 30, 2003. Following the sale of two centers in July 2004, we now own 189 properties located primarily in metropolitan areas of 12 states in the southern United States, consisting of 128 supermarket-anchored shopping centers, 10 drug store-anchored shopping centers, 45 other retail-anchored shopping centers, a self-storage facility, an industrial property and four retail developments, as well as non-controlling interests in two unconsolidated joint ventures.

At June 30, 2004, the average base rent per leased square foot for our stabilized core portfolio was $9.71, a 1.7% increase from $9.55 per square foot at March 31, 2004, a 3.3% increase from $9.40 per square foot at December 31, 2003 and an 8.1% increase from $8.98 on June 30, 2003.

During the quarter, we renewed 103 leases aggregating 206,517 square feet and increased the average rental rate 4.2% to $13.87 per square foot. We also signed 101 new leases aggregating 412,783 square feet at an average rental rate of $10.77 per square foot. Overall, we gained approximately $2.2 million of annualized minimum rent in the second quarter of 2004 incorporating renewals, new leases and departing tenants. During the second quarter of 2004, we achieved a 3.5% leasing spread on new leases versus lost leases of under 10,000 square feet and had total net absorption of 232,954 square feet.

Excluding lease termination revenues, our same property net operating income increased 2.5% in the second quarter of 2004 compared to the second quarter of 2003, incorporating 157 properties for which the occupancy rate increased to 91.8% from 90.1%, respectively.

During the first six months of 2004, we renewed 185 leases aggregating 451,912 square feet and increased the average rental rate 4.3% to $13.19 per square foot. We also signed 210 new leases aggregating 951,045 square feet at an average rental rate of $10.26 per square foot. Overall, we gained approximately $4.3 million of annualized minimum rent in the first six months of 2004 incorporating renewals, new leases and departing tenants. During the first six months of 2004, we achieved an 81.9% spread on new leases versus lost leases of over 10,000 square feet, a 2.0% spread on leases under 10,000 square feet and had net absorption of 393,268 square feet.

Excluding lease termination revenues, our same property net operating income increased 2.2% for the six months ended June 30, 2004 compared to the six months ended June 30, 2003, incorporating 74 properties for which the occupancy rate increased to 92.9% from 90.9%, respectively.

OTHER ACQUISITIONS AND DISPOSITIONS

During the six months ended June 30, 2004, we acquired 8 shopping centers and two parcels of land as follows:

			Purchase Price
Shopping Center	Location	Square Feet/ Acres	(in thousands)
Bluebonnet – out parcel	Baton Rouge, LA	0.9 acres	$500
Pavilion Shopping Center	Naples, FL	161,245	24,200
Village Center	Southland, TX	118,092	17,475
Creekside Plaza	Arlington, TX	101,016	14,025
Sparkleberry Square	Columbia, SC	339,051	45,150
Venice Shopping Center	Venice, FL	111,934	6,447
Windy Hill	N. Myrtle Beach, SC	64,465	2,895

			Purchase Price
Shopping Center	Location	Square Feet/ Acres	(in thousands)
Hamilton Ridge – out parcel	Buford, GA	0.64 acres	425
Medical & Merchants	Jacksonville, FL	152,761	21,980
Westgate Marketplace	Houston, TX	298,354	47,100

Total			$180,197

During the six months ended June 30, 2004, we sold two shopping centers as follows:

			Sales Price
Shopping Center	Location	Square Feet	(in thousands)
Southwest Walgreens	Phoenix, AZ	93,402	$6,650
Watson Central	Warner Robbins, GA	227,747	6,000

			$12,650

As of June 30, 2004 we had 11 properties held for sale, of which 2 were sold subsequent to the quarter end.

INVESTMENT IN CEDAR SHOPPING CENTERS (NYSE: CDR)

As of June 30, 2004, we had acquired approximately 1.6 million shares of Cedar Shopping Centers, Inc. common stock representing approximately 9.7% of Cedar’s total outstanding shares of common stock. On July 23, 2004, we purchased 220,000 shares, representing a 9.4% stake, of Cedar’s 8.875% Series A Cumulative Redeemable Preferred Stock. Cedar is a self-managed REIT engaged in the ownership, development and management of community and neighborhood shopping centers anchored by supermarkets, drug stores and other retailers, with a geographic concentration in Pennsylvania and certain neighboring states. We are holding both the common and preferred shares for investment purposes.

DEVELOPMENTS AND REDEVELOPMENTS

As of June 30, 2004, we have over 20 development and redevelopment projects underway or in the planning stage totaling approximately $57.8 million of asset value, and based on current plans and estimates, requiring approximately $19.0 million of additional capital to complete beyond the $38.8 million already invested. These include:

•	CVS Plaza in Miami, Florida where we are completing the lease up of the local space at a new 31,804 square foot drug store-anchored shopping center that we built across the street from our recently completed Publix supermarket anchored Plaza Alegre shopping center;

•	Shops at Skylake in North Miami Beach, Florida, where we are in the process of adding 29,000 square feet of retail and office space;

•	Bandera Festival in San Antonio, Texas; Centre Point in Smithfield, North Carolina; Eustis Square in Eustis, Florida; Gulf Gate Plaza in Naples, Florida; Oakbrook Square in Palm Beach Gardens, Florida and Venice Plaza in Venice, Florida, where we have reconfigured and redeveloped previously vacant anchor and other space and are completing the associated lease-up;

•	Ambassador Row Courtyards in Lafayette, Louisiana where we are reconfiguring a portion of the center and adding an out parcel; and

•	The development of two supermarket-anchored shopping centers, one in Homestead, Florida and the other in McDonough, Georgia, both on parcels of land we currently own and control.

These developments and redevelopments are scheduled for completion between the third quarter of 2004 and early 2006.

During the second quarter of 2004, we completed and leased $11.2 million of development projects resulting in incremental net operating income of approximately $1.4 million on an annualized basis. During the six month period ended June 30, 2004, we completed and leased a total of $39.4 million of development projects resulting in incremental net operating income of approximately $4.4 million on an annualized basis.

FFO AND EARNINGS GUIDANCE

Based on current plans and assumptions and subject to the risks and uncertainties more fully described in Equity One’s reports filed with the Securities and Exchange Commission, we are revising our guidance for calendar year 2004 FFO per diluted share to a range of $1.56 to $1.59 from the previous range of $1.55 to $1.60. In addition, we expect our third quarter 2004 FFO per diluted share to be between $0.39 and $0.40. We currently anticipate that the growth in our FFO in 2004 will come from a combination of internal growth from increased rents and the continued lease-up of vacant space, as well as incremental income from property acquisitions, developments and redevelopments offset by our ongoing asset sales program. This guidance is provided for information purposes and is subject to change. The following is a reconciliation of the calculation of FFO per diluted share and earnings per diluted share:

Guidance for third quarter 2004		Range
Earnings per diluted share	$0.26	to	$0.27
Plus:real estate depreciation	0.13		0.13

FFO per diluted share	$0.39	to	$0.40

Guidance for 2004		Range
Earnings per share	$1.09	to	$1.10
Less: gain on sale of real estate	(0.02)		(0.02)
Plus:real estate depreciation	0.49		0.51

FFO per diluted share	$1.56	to	$1.59

For guidance purposes, we have assumed no additional gains from the sale of real estate, beyond those already reported through June 30, 2004.

ACCOUNTING AND OTHER DISCLOSURES

We consider Funds from Operations as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), to be a widely used and appropriate supplemental measure of performance for equity REITs that provides a relevant basis for comparison among REITs. FFO, as defined by NAREIT, is “net income (computed in accordance with GAAP), excluding gains or losses from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.” We believe that financial analysts, investors and stockholders are better served by the clearer presentation of comparable period operating results generated from our FFO measure. Our method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO (i) does not represent cash flows from operations as defined by GAAP, (ii) is not indicative of cash available to fund all cash flow needs and liquidity, including our ability to make distributions, and (iii) should not be considered as an alternative to net income (determined in accordance with GAAP) for purposes of evaluating our operating performance.

Included in this press release is a reconciliation of FFO to net income and of FFO per diluted share to earnings per diluted share, the most comparable GAAP measures.

CONFERENCE CALL/VIDEO WEB CAST INFORMATION

We will host a conference call on Wednesday, July 28, 2004 at 1:00 p.m. EDT to discuss our performance for the three and six month periods ended June 30, 2004. The call will be web-cast and can be accessed in a listen-only mode at Equity One’s web site at www.equityone.net. Investors may also join the call by dialing 877-531-9985 (U.S./Canada) or 706-679-3073 (international). No passcode is required.

If you are unable to participate during the call, a replay will be available on Equity One’s web site for future review. You may also access the replay by dialing 800-642-1687 (U.S./Canada) or 706-645-9291 (international) using passcode 8339300. The telephone replay will be available through August 11, 2004.

FOR ADDITIONAL INFORMATION

For a copy of our second quarter supplemental information package, please access the “Financial Reports” section in our web site at www.equityone.net. To be included in our e-mail distributions for future press releases and other company notices, please send your e-mail address to Barbara Abreu at babreu@equityone.net.

FORWARD LOOKING STATEMENTS

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in Florida, Texas, Georgia and the other states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; continuing supply constraints in its geographic markets; the availability of properties for acquisition; the success of its efforts to lease up vacant properties; the effects of natural and other disasters; the ability of Equity One successfully to integrate the operations and systems of acquired companies and properties; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.

EQUITY ONE, INC.
UNAUDITED SUMMARY FINANCIAL INFORMATION
(In thousands, except per share data)

	For the three months		For the six months
	ended June 30,		ended June 30,
Operating Data	2004	2003	2004	2003
Total Revenues	$56,448	$46,320	$109,510	$81,980

Net Income	$18,535	$16,352	$38,774	$28,696

Earnings per share (basic)	$0.27	$0.27	$0.56	$0.53

Earnings per share (diluted)	$0.26	$0.26	$0.55	$0.52

Number of shares used in computing earnings per share:
Basic	69,711	60,920	69,413	54,080

Diluted	71,419	62,824	71,211	55,671

Reconciliation of Net Income to Funds from Operations

Funds from Operations is a non-GAAP financial measure. We believe that FFO, as defined by NAREIT, is a widely used and appropriate supplemental measure of performance for equity REITs, and that it provides a relevant basis for comparison among REITs.

The following table reflects the reconciliation of FFO to net income, the most directly comparable GAAP measure, for the periods presented:

	For the three months		For the six months
	ended June 30,		ended June 30,
	2004	2003	2004	2003
Net income	$18,535	$16,352	$38,774	$28,696
Adjustments:
Rental property depreciation and amortization	9,089	7,086	17,521	12,132
Loss (gain) on sale of real estate	483	(1,371)	(1,552)	(1,874)
Minority interest	174	238	373	379
Other items:
Interest on convertible partnership units	—	(22)	—	43
Pro-rata share of real estate depreciation from joint ventures	66	139	130	300

Funds from operations	$28,347	$22,422	$55,246	$39,676

EQUITY ONE, INC.
UNAUDITED SUMMARY FINANCIAL INFORMATION
(In thousands)

Reconciliation of Earnings per Diluted Share to Funds from Operations per Diluted Share

The following table reflects the reconciliation of FFO per diluted share to earnings per diluted share, the most directly comparable GAAP measure, for the periods presented:

	For the three months		For the six months
	ended June 30,		ended June 30,
	2004	2003	2004	2003
Earnings per diluted share*	$0.26	$0.26	$0.55	$0.52
Adjustments:
Depreciation and amortization related to rental properties	0.13	0.12	0.25	0.21
Loss (gain) on sale of real estate	0.01	(0.02)	(0.02)	(0.03)
Other items:
Pro-rata share of real estate depreciation from joint ventures	—	—	—	0.01

Funds from operations per diluted share	$0.40	$0.36	$0.78	$0.71

*	Earnings per diluted share reflect the add-back of interest on convertible partnership units and the minority interest(s) which are convertible to shares of our common stock.

	June 30,	December 31,
Balance Sheet	2004	2003
Investments in real estate
(before accumulated depreciation)	$1,863,133	$1,683,705

Total assets	$1,879,580	$1,677,386

Mortgage notes payable	$497,741	$459,103

Revolving credit facilities	$80,541	$162,000

Unsecured senior notes payable	$350,000	$150,000

Total liabilities before minority interests	$1,013,134	$834,162

Stockholders’ equity	$854,046	$830,552

Total liabilities, minority interests and stockholders’ equity	$1,879,580	$1,677,386